Letter of Engagement
FERMAVIR PHARMACEUTICALS, INC.
December 12, 2005

The following sets forth the agreement for the engagement of Trilogy Capital Partners, Inc. (“Trilogy”) by FermaVir Pharmaceuticals, Inc. (“FMVR” or the “Company”):

Term and Termination
Twelve months, commencing as of the date set forth above (the “Initial Term”), and terminable thereafter by either party upon 30 days’ prior written notice. In addition, either party may terminate this Agreement by written notice for material breach by the other party of any of its obligations or agreements under this Agreement unless such material breach is cured and corrected within 10 days following receipt of such notice.

Objective
The development and implementation of a proactive marketing program to increase the awareness of FMVR and generate a significant increase in liquidity and market capitalization. In addition, upon request, Trilogy will advise FMVR in business development and strategic advisory services.

The Program
Trilogy will structure and implement a marketing program designed to create extensive financial market and investor awareness for FMVR to drive long-term shareholder support. The core drivers of the program will be to create institutional and retail buying in the Company’s stock through a proactive sales and marketing program emphasizing technology-driven communications, coupled with 1-to-1 selling and leveraging FMVR’s image to attract additional long term investors and to create additional opportunities in M&A and Business Development. As share price is affected by various factors, Trilogy can give no assurance that the marketing program will result in an increase in FMVR’s stock price.

Trilogy understands that during any period in which the Company is in “registration” for a public offering of securities under the Securities Act of 1933, and during the distribution of such securities, the Company’s investor relations and marketing efforts will be severely limited. However, it will be the responsibility of the Company (with the advice of its securities counsel) to determine what investor relations and financial marketing efforts are permissible and non-permissible during such periods, and Trilogy will follow the direction of the Company and its securities counsel. Trilogy agrees that it will not take any action to influence anyone to purchase the Company’s stock by making an improper or illegal payment, directly or indirectly.

Responsibilities
In addition to marketing and financial public relations, Trilogy will assume the responsibilities of in-house investor relations for FMVR on a full turnkey basis, including the generation of corporate and shareholder communications, retail and institutional investor contact and media. Trilogy will work in conjunction with the Company’s management, securities counsel, investment bankers and auditors and under supervision of management. The content is as follows:
  Campaign Development and Execution
  Press Announcements: drafting, approval and distribution
  Database Development and Management
  Image Analysis: recommendations and implementation
  Messaging: institutional and retail
  Online presentations: drafting and production responsibilities
  Website Overhaul - installation and maintenance of auto IR program
  Email messaging: targets: Retail and Institutional/Other databases
  Media, including Interactives and PowerPoints
  Direct Mail: shareholder, media, FMVR relationship universe
  Public Relations
  Capital Conferences
Trilogy represents that it has the corporate power and authority to execute, deliver and perform its obligations under this agreement. Notwithstanding any provision of this Agreement, the obligation to perform the services under this Agreement is personal to Trilogy and Trilogy may not subcontract, transfer or otherwise delegate any of its obligations or duties under this Agreement, without the Company’s prior written consent.

Trilogy will not publish or publicly release any press release or other document (“IR Documents”) regarding the Company that has not been approved in writing by the Company. The Company assumes responsibility for the accuracy and completeness of all IR Documents and the compliance of such Documents with applicable laws, rules and regulations. The Company agrees that Trilogy has no obligation or duty to and does not guaranty the accuracy or completeness of the IR Documents.

Confidentiality and Material Information
Trilogy agrees that all Confidential Information (defined below) shall remain the property of the Company and will be held and treated by Trilogy, its affiliates, directors, officers, employees, agents, attorneys accountants and representatives (collectively, the “Representatives”) in confidence and will not, expect as provided in this Agreement, without the prior written consent of the Company, be disclosed by Trilogy or its Representatives, in any manner whatsoever, in whole or in part, and will not be used by Trilogy or its Representatives other than in connection with performing the duties and responsibilities of Trilogy under this Agreement.

Confidential Information means all technical, commercial, financial or other information concerning the business, affairs and operations of the Company and its affiliates and which the Company or its agents or representatives have provided or will provide to Trilogy in connection with its services hereunder whether provided in writing, electronically or verbally. Notwithstanding the foregoing, the following will not constitute "Confidential Information" for purposes of this Agreement: (i) information which is available in the public domain or marketplace; (ii) information which after disclosure to Trilogy by the Company becomes part of the public domain by publication or otherwise, expect by breach by Trilogy of the terms of this Agreement; (iii) information which was rightfully in the possession of Trilogy at the time of disclosure to Trilogy by the Company; (iv) information which is rightfully received by Trilogy from a third party who is not prohibited from transmitting the information to Trilogy by a contractual, legal or fiduciary obligation to the Company; and (v) information which is required to be disclosed by law, in which case, to the extent practicable, Trilogy will give the Company advance notice of the proposed disclosure (including a copy of any written request or order) and will cooperate with the Company in any effort to limit or restrict such disclosure via protective order or otherwise..

Trilogy agrees that within ten (10) business days of the Company’s request, it shall either deliver to the Company (i) originals and any copies of any documentation, electronic or otherwise, which constitutes Confidential Information or (ii) a certificate signed by an officer of Trilogy certifying that all copies of any documentation, electronic or otherwise, which constitutes Confidential Information have been destroyed. Notwithstanding the foregoing, Trilogy shall be entitled to retain one copy of all documentation related to the services that it performs pursuant to this Agreement.

Trilogy acknowledges that it is aware, and will inform its Representatives, that the securities laws of the United States (as well as the regulations of the stock exchanges, Nasdaq and other quotation systems) prohibit any person who has material, non-public information concerning the Company from purchasing or selling the Company’s securities when in possession of such information and from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information.

Fees	$12,500 per month, with the first payment due on execution, payable by wire transfer of funds to the account designated by Trilogy..

Equity Compensation
FMVR has concurrently herewith issued to Trilogy 1,000,000 Warrants. Each Warrant represents the right to purchase one share of Common Stock for $1.50 per share at any time through the third year following issuance. The Company agrees to file a Registration Statement with the Securities and Exchange Commission registering the resale of the shares underlying the Warrants no later than forty-five (45) days from the date of this Agreement.

Marketing Budget
To support the financial marketing program, FMVR acknowledges that it will incur certain third party marketing costs. Trilogy will not incur these costs on behalf of the Company except with the approval of the Company or pursuant to a budget approved by the Company (which budget shall not be less than $200,000). The Company shall have no obligation to reimburse Trilogy for any third party marketing cost that exceeds the approved budget or is otherwise not approved by the Company. The Company understands that prompt payment of these costs is vital to the on-going investor relations program, and therefore shall pay these costs promptly upon invoice, to Trilogy (to enable Trilogy to promptly reimburse these third parties). The

Company shall indemnify and hold Trilogy harmless from any losses, claims, costs, expenses, liabilities and damages from failure to timely pay these third party marketing costs.

Indemnification	The Company agrees to provide the indemnification set forth in “Exhibit A” attached hereto.

Corporate Obligations
The obligations of Trilogy under this Agreement are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Trilogy shall be subject to any personal liability whatsoever to any person, nor will any claim be asserted by or on behalf of the Company, with respect to breach of the terms of this Agreement. This provision does not limit or restrict in any way claims with respect to any matters other than breach of the terms of this Agreement.

Additional Services
If Trilogy is called upon to render services directly or indirectly relating to the subject matter of this Agreement, beyond the services contemplated above (including, but not limited to, production of documents, answering interrogatories, giving depositions, giving expert or other testimony, whether by agreement, subpoena or otherwise), the Company shall pay to Trilogy a reasonable hourly rates for the persons involved for the time expended in rendering such services, including, but not limited to, time for meetings, conferences, preparation and travel, and all related costs and expenses and the reasonable legal fees and expenses of Trilogy’s counsel.

Survival of Certain Provisions
The Sections entitled “Indemnification” (including “Exhibit A”), “Corporate Obligations,” “Confidentiality and Material Information” and “Additional Services” shall survive any termination of this Agreement and Trilogy’s engagement pursuant to this Agreement. In addition, termination shall not affect any right of Trilogy’s to compensation accrued through the date of termination and for reimbursement of expenses (including third party marketing costs). Any termination of this Agreement by the Company prior to the end of the Initial Term, other than in the event of a material breach of the Agreement by Trilogy which Trilogy has not cured or corrected within 15 days of written notice of the breach, or any termination by Trilogy as a result of non-payment or other material breach by the Company

(including the failure to pay third-party marketing costs), shall not terminate Trilogy’s right to the fees through the entire Initial Term (as Trilogy’s time and commitment are expected to be greater in the first part of its engagement).

Services/Costs
The compensation paid to Trilogy under this Agreement will cover all costs for Trilogy personnel. Reasonable travel and entertainment costs for Trilogy personnel, in addition to certain third-party costs, will be borne by the Company. Trilogy will provide reasonable documentation to support such reimbursement claims. Trilogy will not incur, individually or in the aggregate, any reimbursable cost of $500 or more without the written approval of the Company. These costs do not included third-party marketing costs under “Marketing Budget.”

Attorneys’ Fees
If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, reasonable attorneys’ fees to be fixed by the court.

Governing Law	California, without giving effect to the principles of conflicts of law thereof.

Agreed and Accepted:

FermaVir Pharmaceuticals, Inc.		Trilogy Capital Partners, Inc.

By	/s/ Geoffrey W. Henson	By	/s/ Paul Karon

	Geoffrey W. Henson President and CEO		Paul Karon President

EXHIBIT A

Indemnification Provisions

Fermavir Pharmaceuticals, Inc. (the “Company”) unconditionally, absolutely and irrevocably agrees to and shall indemnify and hold harmless Trilogy Capital Partners, Inc. (“Trilogy”) and its past, present and future directors, officers, affiliates, counsel, shareholders, employees, agents, representatives, contractors, successors and assigns (Trilogy and such persons are collectively referred to as the “Indemnified Persons”) from and against any and all losses, claims, costs, expenses, liabilities and damages (or actions in respect thereof) arising out of or related to this Agreement, and any actions taken or omitted to be taken by an Indemnified Party in connection with this Agreement (“Indemnified Claim”). Without limiting the generality of the foregoing, such indemnification shall cover losses, claims, costs, expenses, liabilities and damages imposed on or incurred by the Indemnified Persons, directly or indirectly, relating to, resulting from, or arising out of any misstatement of fact or omission of fact, or any inaccuracy in any information provided or approved by the Company in connection with the engagement, including information in any SEC filing, press release, website, marketing material or other document, whether or not the Indemnified Persons relied thereon or had knowledge thereof, claims of third parties providing marketing services to the Company. In addition, the Company agrees to reimburse the Indemnified Persons for legal or other expenses reasonably incurred by them in respect of each Indemnified Claim at the time such expenses are incurred. Notwithstanding the foregoing, the Company shall not be obligated under the foregoing for any loss, claim, liability or damage that is finally determined by a court with proper jurisdiction to have resulted primarily from the willful misconduct, bad faith or gross negligence of the Indemnified Person or from the failure of the Indemnified Person to be registered or licensed as a broker or dealer under the Securities Exchange Act of 1934 or applicable state securities laws or as an investment advisor under the Investment Advisors Act of 1940 or applicable investment advisor state laws.